Exhibit 3.1(b)

CERTIFICATE OF FORMATION

OF

TITAN ENERGY, LLC

1. The name of the limited liability company is Titan Energy, LLC.

2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington DE 19801. The name of its registered agent at such address is The Corporation Trust Company.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 26th day of August, 2016.

By:

Name:	Jeffrey M. Slotterback
Title:	Authorized Person